Exhibit 99.1

Contact: Susan Filyk Investor Relations 210.308.1286 sfilyk@usfunds.com

For Immediate Release

U.S. Global Investors, Inc. Reports Results for Fiscal Year 2014

Increases Investment in Galileo Global Equity Advisors, Streamlines Products and Operations

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SAN ANTONIO–August 27, 2014–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported a net loss of $970,000, or (0.06) cents per share, on revenues of $11.4 million for the fiscal year ended June 30, 2014. For the fiscal year 2013, U.S. Global Investors recorded a net loss of $194,000, or (0.01) cents per share, on operating revenues of $17.3 million.

In the fourth quarter of fiscal year 2014, the company had net income of $260,000, or 0.02 cents per share, on operating revenues of $2.9 million.

On June 30, 2014, total assets under management as of period end were $1.23 billion compared to $1.16 billion on June 30, 2013, an increase of 6 percent. The increase in total assets under management was a positive outcome of the June 1, 2014, acquisition of a controlling interest in Galileo Global Equity Advisors, Inc. and the inclusion of Galileo’s $267 million in assets under management, as of June 30, 2014. During fiscal 2014, U.S. Global Investors’ average assets under management were $1.08 billion, compared to $1.55 billion in fiscal 2013.

A Transitional Year

“Fiscal year 2014 was a challenging transitional year for U.S. Global Investors,” says Frank Holmes, CEO of U.S. Global Investors, Inc. “The company accomplished strategic objectives in simplifying our operations and product lineup during a difficult environment for resources and emerging markets. The streamlining changes required expensive and time-consuming legal and regulatory processes but those one-time costs are behind us. Our organization is substantially leaner and nimbler, our product line is streamlined and our focus is on our core competency of money management.”

Simultaneously, the company pursued growth strategies by increasing its investment in Galileo, a high-performing Canadian-based investment advisor, and laying the groundwork for launching exchange traded funds (ETFs).

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August 27, 2014

Emerging markets, gold and natural resources experienced a challenging three-year decline which negatively affected investor sentiment, shifted investors from longer-term actively managed strategies to short-term ETF trading and impacted GROW’s revenues. While the company has always maintained a lean and reflexive cost structure, during fiscal year 2014, the company put in place a series of additional positive changes to control costs and improve competitiveness in the future.

In December 2013, U.S. Global Investors exited the expensive money market fund business by closing its Treasury money market fund and successfully converting its government money market fund to a higher yielding, ultra-short government bond fund. Over the past five years, bearing the expense of subsidizing yields and protecting the integrity of the $1 NAV has cost the money market fund industry nearly $24 billion in waived expenses, according to the Investment Company Institute. U.S. Global Investors’ move away from money market funds reduced the company’s cash drain from continuing these costly products.

Without economies of scale, the costs of maintaining mutual funds have become exceedingly expensive as regulatory and distribution costs have risen dramatically over the past decade. As a result, U. S. Global made the decision to merge or liquidate several of the company’s small funds that were unprofitable. As a result, as of January 2014, the company has a simplified product line with nine actively managed mutual funds in the United States.

In December 2013, the company completed the outsourcing of its fund transfer agency services to U.S. Bancorp, a leading provider of mutual fund shareholder services. This change streamlined U.S. Global Investors’ operations, created economies of scale for fund shareholders, reduced internal regulatory and compliance costs, and created a leaner professional staff focused on money management and marketing.

Increased Investment in Galileo

In June 2014, U.S. Global Investors completed its purchase of an additional 15 percent in Galileo Global Equity Advisors, based in Toronto. This strategic partnership brought U.S. Global Investors’ ownership, through its wholly owned subsidiary U.S. Global Investors (Canada) Ltd., to approximately 65 percent of the issued and outstanding shares of Galileo. “Galileo has received numerous awards for outstanding fund performance and we believe it is well positioned for continued success and growth in Canada,” says Holmes.

This relationship empowers Galileo’s management team to build the business with U.S. Global’s additional investment capital and marketing support while U.S. Global benefits from Galileo’s proven track record in fund management and a platform for potentially expanding product offerings in Canada.

Planning to Enter ETF Market

U.S. Global Investors has been granted exemptive relief by the Securities and Exchange Commission, allowing the company to begin the process of bringing ETF products to market. “These investment vehicles are in high demand by investors, and we are excited to soon expand our fund offerings with innovative and dynamic ETF products,” say Holmes.

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Share Repurchase Program

During this transition year, U.S. Global Investors continued purchasing outstanding stock. Since the program began in January 2013, the company has purchased shares totaling 148,403 class A shares using cash of approximately $463,000. The company used an algorithm to purchase shares on down days, following the rules and regulations that restrict the amounts and times when shares can be purchased on any given day. The share repurchase plan expires at the end of the calendar year 2014 but may be suspended or discontinued at any time.

Continued Strong Balance Sheet

The company had net working capital of approximately $24.7 million at the end of fiscal year 2014. With approximately $5.9 million in cash and cash equivalents and $24 million in securities recorded at fair value, which together comprise approximately 79 percent of total assets, U.S. Global Investors has adequate liquidity and is in a position to pursue potential investment opportunities. The company has had no long-term debt since 2004 and owns its headquarters building.

U.S. Global Continues GROW Dividends

The company has continued to pay monthly dividends for more than six years and will continue its dividend payments in the fourth calendar quarter of 2014.

The company’s board of directors approved payment of the $0.005 per share per month dividend beginning in October 2014 and continuing through December 2014. The record dates are October 13, November 10 and December 15, and the payment dates will be October 27, November 24 and December 29.

At the end of this period, the company will have paid monthly dividends for more than seven years. At the August 15, 2014, closing price of $3.52, the $0.005 monthly dividend equals a 1.7 percent yield on an annualized basis.

The continuation of future cash dividends will be determined by U.S. Global’s board of directors, at its sole discretion, after review of the company’s financial performance and other factors, and is dependent on earnings, operations, capital requirements, general financial condition of the company and general business conditions.

Earnings Webcast Information

The company has scheduled a webcast for 7:30 a.m. Central time on Thursday, August 28, 2014, to discuss the company’s key financial results for the fiscal year. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Lisa Callicotte, chief financial officer. Click here to register or visit www.usfunds.com. Please log in at least 5 minutes prior to the start of the webcast.

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Selected financial data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	6/30/2014	3/31/2014	6/30/2013
Operating Revenues	$2,905	$2,742	$3,459
Operating Expenses	3,350	3,157	3,983

Operating Loss	(445)	(415)	(524)
Total Other Income (Loss)	667	403	(84)
Tax Expense (Benefit)	(51)	14	(193)

Net Income (Loss) from Continuing Operations	273	(26)	(415)
Net Loss from Discontinued Operations	(6)	(2)	(35)

Net Income (Loss)	$267	$(28)	$(450)
Less: Net Income Attributable to Non-Controlling Interest	7	—	—

Net Income (Loss) Attributable to U.S. Global Investors	$260	$(28)	$(450)

Earnings (Loss) per share (basic and diluted)	$0.02	$0.00	$(0.02)
Avg. common shares outstanding (basic)	15,437,165	15,454,932	15,477,333
Avg. common shares outstanding (diluted)	15,437,165	15,454,932	15,477,333
Avg. assets under management (billions)	$1.0	$1.0	$1.3

Selected financial data for fiscal year: (dollars in thousands, except per share data)

	2014	2013
Operating Revenues	$11,439	$17,318
Operating Expenses	14,841	17,509

Operating Loss	(3,402)	(191)
Total Other Income	2,165	262
Income Tax Expense (Benefit)	(517)	100

Loss from Continuing Operations	(720)	(29)
Loss from Discontinued Operations	(243)	(165)

Net Loss	(963)	(194)
Less: Net Income Attributable to Non-Controlling Interest	7	—

Net Loss Attributable to U.S. Global Investors	$(970)	$(194)

Loss per share (basic and diluted)	$(0.06)	$(0.01)
Avg. common shares outstanding (basic)	15,459,022	15,482,612
Avg. common shares outstanding (diluted)	15,459,022	15,482,612
Avg. assets under management (billions)	$1.1	$1.6

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 40 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment advisor that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides money management and other services to U.S. Global Investors Funds and other international clients.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the company’s annual report and Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Galileo Funds are not offered for sale in the United States.